Exhibit 99.2

PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Release date: November 17, 2016	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary
412-442-8262

MATTHEWS INTERNATIONAL INCREASES QUARTERLY DIVIDEND

PITTSBURGH, PA, NOVEMBER 17, 2016 - Matthews International Corporation (NASDAQ GSM: MATW) announced that its Board of Directors declared, at its regularly scheduled meeting today, a dividend of $0.17 per share on the Company’s common stock for the quarter ended September 30, 2016, representing an increase of 13.3% in the Company’s dividend rate.

Mr. Bartolacci, President and Chief Executive Officer, stated: “This represents our 22nd consecutive annual dividend increase since becoming a publicly-traded company and reflects the continued growth of Matthews, another year of record performance in fiscal 2016, strong cash generation, and the ongoing success of our acquisition integration efforts. With this increase, we have almost doubled our dividend in the last five years.”

The dividend is payable December 12, 2016 to stockholders of record November 28, 2016.

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial automation solutions. The SGK Brand Solutions segment is a leader in the delivery of brand development, activation and deployment services that help build our clients’ brands and consumers’ desire for them.  The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. We have more than 10,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Exhibit 99.2

Matthews International Corporation	2 of 2	November 17, 2016

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.